Exhibit 99.1

Liberty Latin America Appoints Vivek Khemka as
Chief Technology and Product Officer
DENVER, CO, August 21, 2018 – Liberty Latin America announced today that Vivek Khemka will join the company as Senior Vice President and Chief Technology and Product Officer, starting in September. Mr. Khemka was formerly Executive Vice President and Chief Technology Officer for DISH Network.

Balan Nair, CEO of Liberty Latin America, said, “Vivek will play a key role in the continued development of Liberty Latin America’s future technology leadership, strategy, and vision. I am confident that Vivek will be successful in leading our technology function unlocking growth opportunities as we continue to invest in our customers through network expansion, new products, and enhanced experiences. This position is important to our business strategy with technology being one of the foundations to our success. He shares our ambitions for commitment in innovation and operational excellence, and we are thrilled to welcome him to our leadership team. Vivek will report to me and will work closely with our executive management team to drive innovation and explore new business and technologies.”

Mr. Khemka will lead Liberty Latin America’s Technology & Innovation (T&I) team across the company’s operations in Latin America and the Caribbean. The newly established global technology function drives the IT, product development, and network platforms across more than 40 markets to drive scale, efficiency, and a superior customer experience to more than 2.7 million customers.

Vivek Khemka said, “I am thrilled to be joining the team. Liberty Latin America presents one of the few growth opportunities in the industry and I am looking forward to working with an extremely passionate and talented team to build a best in class product portfolio and bring innovation and new products and services to our customers to grow the business.”

Vivek Khemka Background

Vivek Khemka has served as the Executive Vice President and Chief Technology Officer for DISH Network supporting DISH TV, Sling TV, and the wireless business. Mr. Khemka led the company’s product strategy, technology roadmap, product teams, and engineering – managing a multi-billion dollar budget for video and broadband products. As CTO of DISH, he lead the strategy for DISH’s HopperTM Whole-Home HD DVR, an award-winning set-top box recognized by the Consumer Technology Association, CNET, Popular Mechanics and PC Magazine. Mr. Khemka also received industry recognition achieving the “2013 CES Best of Show”, “2014 Best of CES”, “CES 2015 Editors’ Choice Award” and over 25 industry awards for the portfolio of products he launched. In August 2016, Mr. Khemka added to his duties the role of Acting President of Echostar Technologies – that later was merged into DISH Technologies. Mr. Khemka also served as DISH’s interim Chief Marketing Officer from November 2010 to June 2011. Prior to DISH, Mr. Khemka worked at Danaher, Motorola, and McKinsey & Co. Mr. Khemka earned his B.S. in Electrical Engineering at the Indian Institute of Technology, Kanpur. Mr. Khemka has his MBA from Carnegie Mellon University, where he graduated with the Elliot Dunlap Smith Award. While there, Mr. Khemka also received the Entrepreneur of the Year for co-founding SmartOps, a supply chain management software company.

About Liberty Latin America

Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel	1 786 274 7552
Media Relations:
Claudia Restrepo	1 786 218 0407